EXHIBIT F

                 [On Letterhead of Steven R. Sullivan, Esquire]

                                                                  April 19, 2005



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re:  Ameren Corporation, et al. - File No. 70-10180

Dear Sirs:

         I am Senior Vice President, General Counsel and Secretary of Ameren Corporation ("Ameren"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and of its wholly-owned subsidiaries, Union Electric Company ("AmerenUE") and Central Illinois Public Service Company ("AmerenCIPS"). I am furnishing this opinion in connection with the Application/Declaration filed on Form U-1 jointly by Ameren, AmerenUE and AmerenCIPS (collectively referred to as the "Applicants"). I am an attorney licensed to practice law in the State of Missouri and have acted as counsel for the Applicants in connection with the Application.

         In the Application, the Applicants request that the Commission grant them authorization for certain transactions that will result in (a) the acquisition by AmerenCIPS of AmerenUE's electric transmission and distribution assets in Illinois (other than certain generation assets and related facilities), and AmerenUE's retail gas distribution facilities in Illinois (together, the "Acquired Assets"), a portion of the consideration for which will consist of AmerenCIPS' promissory note, and (b) the acquisition by AmerenUE, for cash, of two electric generating plants, the Pinckneyville Plant and the Kinmundy Plant, which are currently owned by Ameren Energy Generating Company, an "exempt wholesale generator" under the Act (together, the "Proposed Transactions").

         In connection with this opinion, I have examined the original, certified, or conformed copies of the Application, all relevant corporate records, agreements, instruments and documents of the Applicants and certificates of public officials and officers of the Applicants, and have made such other investigations, as I have deemed to be necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as conformed copies.

         The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:


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         (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of Ameren or other Applicants, as appropriate.

         (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

         (c) The Applicants shall have obtained all consents, waivers and releases, if any, required to consummate the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         (d) The Proposed Transactions are consummated in accordance with the Application and in accordance with all other requisite approvals and authorizations, corporate or otherwise.

         (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (f) The closing of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such Proposed Transactions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with.

         2. The Applicants are validly organized and duly existing under the laws of their respective states of incorporation.

         3. The promissory note to be issued by AmerenCIPS in partial consideration for the Acquired Assets will be a valid and binding obligation of AmerenCIPS.

         4. AmerenCIPS will legally acquire the Acquired Assets and AmerenUE will legally acquire AmerenCIPS' promissory note.

         5. The consummation of the Proposed Transactions will not violate the legal rights of the holder of any securities issued by any of the Applicants.


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         I hereby consent to the use of this opinion in connection with the
Application. The opinions expressed herein are intended solely for the benefit of the Commission, and may not be relied upon for any purpose by any other person.

                                   Sincerely,

                                   /s/ Steven R. Sullivan
                                   ----------------------
                                   Steven R. Sullivan


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